Exhibit 3.11

A.J. OSTER, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 2, 2007 (this “Agreement”),

adopted by Global Brass and Copper, Inc., a Delaware

corporation (“GBC”), as the sole member.

Preliminary Statement

GBC has formed a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

Accordingly, GBC hereby adopts the following as the “Operating Agreement” of the Company within the meaning of the Act:

1. Formation. The Company has been previously formed as a limited liability company pursuant to the provisions of the Act by an authorized person, by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware as of the date hereof. GBC hereby adopts, confirms and ratifies said Certificate and all acts taken in connection therewith.

2. Name. The name of the Company is “A.J. Oster, LLC.”

3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

4. Registered Office. The registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, Dover, Delaware 19901. At any time, the Company may designate another registered office.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, Dover, Delaware 19901. At any time the Company may designate another registered agent.

6. Member. The name and the address of the sole member of the Company is as follows:

Global Brass and Copper, Inc.

c/o KPS Capital Partners, LP

200 Park Avenue

New York, NY 10166

7. The Company is intended to be disregarded as an entity separate from its owner for federal income tax purposes.

8. Management and Officers. Management of the Company is vested exclusively in the sole member and the sole member may delegate management responsibility as it deems necessary or appropriate. The initial officers of the Company shall be as set forth below:

Name	Title
John Walker	Chief Executive Officer
John Sanders	Chief Financial Officer
Michael Psaros	President
Kevin Madden	Vice President, Secretary and Treasurer

9. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of GBC, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

10. Liquidation. Upon dissolution pursuant to Section 9, the Company business and Company assets shall be liquidated in an orderly manner. GBC shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator shall determine to be in the best interests of GBC.

11. Initial Capital Contributions; Percentage Interests. The initial capital contribution to be made by GBC promptly hereafter and the percentage interest of GBC in the Company are as follows:

Member	Initial Capital Contribution	Percentage Interest

GBC	$1.00	100%

12. Additional Contributions. GBC shall have no obligation to make any additional capital contribution to the Company after the date hereof, but may agree to do so from time to time.

13. Distributions. Distributions shall be made to GBC at the times and in the aggregate amounts determined by GBC.

14. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of GBC, acting in its sole discretion.

15. Liability of Members and Officers. No member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

16. Exculpation and Indemnification of Indemnified Persons.

(a) No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled.

(b) The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.

(c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i) be in addition to any liability that the Company may otherwise have;

(ii) extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnified Persons;

(iii) inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and

(iv) be limited to the assets of the Company.

(d) This Section 16 shall survive any termination of this Agreement and the dissolution of the Company.

17. Amendments. This Agreement may be amended only by written instrument executed by GBC.

18. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any member.

19. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

20. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

21. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

GLOBAL BRASS AND COPPER, INC.

By:
Name:	Kevin Madden
Title:	Secretary and Treasurer

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